Exhibit 12

WACHOVIA PREFERRED FUNDING CORP.
COMPUTATIONS OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

	Six Months Ended June 30, 2002		Years Ended December 31,

(In thousands)			2001	2000	1999	1998	1997
EXCLUDING INTEREST ON DEPOSITS
Pretax income (loss) from continuing operations	$107,879		(36,224)	51,843	42,989	43,165	45,314
Fixed charges, excluding capitalized interest	5,087		857	—	55	134	8

Earnings (loss)(A)	$112,966		(35,367)	51,843	43,044	43,299	45,322

Interest, excluding interest on deposits	$5,087		857	—	55	134	8
One-third of rents	—		—	—	—	—	—
Capitalized interest	—		—	—	—	—	—

Fixed charges(B)	$5,087		857	—	55	134	8

Consolidated ratios of earnings to fixed charges, excluding interest on deposits(A)/(B)	22.21	x	n/m	n/m	n/m	n/m	n/m

INCLUDING INTEREST ON DEPOSITS
Pretax income (loss) from continuing operations	$107,879		(36,224)	51,843	42,989	43,165	45,314
Fixed charges, excluding capitalized interest	5,087		857	—	55	134	8

Earnings (loss)(C)	$112,966		(35,367)	51,843	43,044	43,299	45,322

Interest, including interest on deposits	$5,087		857	—	55	134	8
One-third of rents	—		—	—	—	—	—
Capitalized interest	—		—	—	—	—	—

Fixed charges(D)	$5,087		857	—	55	134	8

Consolidated ratios of earnings to fixed charges, including interest on deposits(C)/(D)	22.21	x	n/m	n/m	n/m	n/m	n/m

n/m—not meaningful.